Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement, on Form S-1, of Globa Terra Acquisition Corporation, of our report dated April 16, 2025 on our audit of the balance sheet of Globa Terra Acquisition Corporation as December 31, 2024, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 18, 2024 (inception) through December 31, 2024, and the related notes, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC Ocean, New Jersey April 16, 2025